Exhibit 10.3


$1,388,360  Promissory Note
                             SECURED PROMISSORY NOTE

U.S. $1,388,360.00
                                                           Castle Rock, Colorado
                                                                  March 29, 2003

FOR VALUE RECEIVED, the undersigned, Nathaniel Energy Oklahoma Holdings Corporation (Maker), whose address is P.O. BOX 69, Castle Rock, Colorado 80104, registered to do business in Oklahoma, as Maker, promises to pay, without set off, deduction or counterclaim of any kind or nature to Richard Strain (Secured Party), whose address is 417 Manchester Rd. (Rt. 55), Poughkeepsie, New York 12603, as Secured Party, at the address of Secured Party listed in this three
(03) Note paying 8% interest rate per annum, the sum of $1,388,360.00. The principal sum is to be paid in lawful United States currency in the following manner:

Payment shall be made in successive quarterly installments by lock-box agreement, with installments being equal to the amount of quarterly payments received on a note receivable due to Nathaniel Energy Oklahoma Holdings Corporation from Colorado Interstate Gas Co. Said payment will be due within a two (02) week period between the 15th and 1st of the month following quarterly receipt of funds from Colorado Interstate Gas Co. Schedule to be as follows:

         First quarterly payment due July15-August 1 $200,001.00 Second quarterly payment due October 15 - November 1, 2003- $205,026 Third quarterly payment due January 15 - February 1 2004 - $205,026 Fourth quarterly payment due April 15 - May 1, 2004 - $205,026 Fifth quarterly payment due July 15 - August 1, 2004 = $205,026 Sixth quarterly payment due October 15 - November 1 - $205,026 Seventy quarterly payment due January 15 - February 1, 2005 - $210,201 Eighth quarterly payment due April 15 - May 1, 2005 - $210,201 Ninth quarterly payment due July 15 - August 1, 2005 - $210,201 Tenth quarterly payment due October 15 - November 1, 2005 - $210,201 Eleventh quarterly payment due January 15 - February 1, 2006 - $215,532 Final quarterly installment due April 15 - May 1, 2006 - $215,532

IT IS FURTHER AGREED that all of the above payments submitted on a quarterly basis beyond the interest and principal due as payment in full per the terms and conditions of this note are to be credited directly toward the interest and principal payment of the certain secured note between Nathaniel Energy Oklahoma Holdings Corporation and Richard Strain dated ________________ in the amount of $10,958,855.00.

FURTHERMORE, Maker grants to Richard Strain and its successors and assigns a security interest pursuant to Article 9 of the Uniform Commercial Code in the following:

The Maker pledges and grants to the Secured Party, as collateral security for the full and punctual payment and performance of the Maker's obligations under the Note, a perfected lien and first priority security interest in and to all of the assets of the Sturgis Gas Processing Plant (Sturgis Compressor Station, Compressors and gather pipelines) which the Maker owns and in perfection hereof shall deliver the documentation representing such collateral security to an agent of the Secured Party as designated from time to time by the Secured Party; provided, that upon the full payment of such obligations the Secured Party shall direct his agent to return such documentation to the Maker free and clear and without any payment therefore; provided, further, that the Secured Party shall not transfer such collateral security in any manner (under repurchase contracts or otherwise) during the term of the Note, unless empowered by default of the Maker, as provided in the Note, and shall not pledge or hypothecate the collateral security.

This security interest is granted to secure payment and performance on this note owed Secured Party.

     Maker hereby acknowledges to Secured Party that:

1. The Maker warrants that Maker owns the collateral and it is free from any other lien, encumbrance and security interest or adverse interest and the Maker has full authority to grant this security interest.

2. Maker agrees to execute such financing statements as are reasonably required by Secured Party to perfect this security agreement in accordance with state law and the Uniform Commercial Code.

3. Upon default in payment or performance of any obligation for which this security interest is granted, or breach of any term of this security agreement, then in such instance Secured Party may declare all obligations immediately due and payable and shall have all remedies of a secured party under the Uniform Commercial Code, as enacted in the Maker's state, which rights shall be cumulative and not necessarily successive with any other rights or remedies.

4. Maker agrees to maintain such insurance coverage on the collateral as Secured Party may from time to time reasonably require and Secured Party shall be named as loss payee.

This Note may be paid in full without penalty.

In the event that any payment is not made within thirty (30) days after the due date, the entire remaining unpaid balance shall become immediately due and payable at the option of Secured Party.

Larger sums may be paid at anytime if there is no default under this Note, but the payment of any larger sums in addition to the payments required in this Note shall not relieve Makers of the payment of the periodic installments provided for in this Note, unless it is specifically stipulated by Makers at the time of payment that any larger sums are to be applied to the advance payment of the periodic installments next maturing in the order of their due dates.

Makers and all endorsers now or in the future becoming parties to this Note jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

Makers agree to pay all costs and expenses of collection incurred by or Secured Party of this Note, in or out of Court, including without limitation, Court related costs and expenses and reasonable attorneys' fees and disbursements (including such costs, fees and disbursements incurred on appeal of any litigation). No extension of time for payment of this Note and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or effect the liability of Makers under this Note.

No delay by Secured Party in enforcing any covenant or right under this Note shall be deemed a waiver of any covenant or right and no waiver by Secured Party of any particular provision of this Note shall be deemed a waiver of any other provision or a continuing waiver of any particular provision, and except as so expressly waived in writing, all provisions shall continue in full force and effect.

Makers agree and acknowledge that Stan Abrams is an authorized agent of Nathaniel Energy Oklahoma Holdings Corporation, and has full power and authority to bind the corporation to the terms of the Promissory Note. Furthermore, Makers acknowledge that the execution of the Promissory Note is pursuant to the legitimate business purposes of the corporation.

This Note shall be construed and enforced according to the laws of the State of Colorado.

Whenever used in this Note, the terms "Secured Party" and "Makers" shall be construed in the singular or plurals as the context may require.

                              /s/ Stanley Abrams
                                  Stan Abrams, President
                                  Nathaniel Energy Oklahoma Holdings Corporation

County of _________

I CERTIFY that on _________[date], before me, an officer duly authorized in _________ County _________[state] to take acknowledgments, personally appeared
_________. _________[He or She] is personally known to me or has produced
_________ as identification and did take an oath.

[Notary Public]
[Printed Name of Notary]
My Commission Expires: _________

State of _________
County of _________